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                                                                    EXHIBIT 3.4

                               CERTIFICATE OF CORRECTION

                                           OF

                               CERTIFICATE OF AMENDMENT

                                           OF

                              CERTIFICATE OF INCORPORATION


     GateField Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

     1. On September 19, 1997, a Certificate of Amendment (the "Certificate of Amendment") of Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware.

     2. The Certificate of Amendment certified that the Board of Directors of the Corporation proposed, and that the stockholders of the Corporation, at a special meeting of stockholders held on July 10, 1997, adopted, an amendment to the Certificate of Incorporation of the Corporation to amend paragraph
4(a) of Article 4 thereof to read as follows:

     "The corporation is authorized to issue a total of 52,000,000 shares of all classes of stock, of which, 50,000,000 shall be shares of Common Stock with a part value of $0.10 per share and 2,000,000 shall be shares of series preferred stock with a par value of $0.10 per share."

     3. The Certificate of Amendment certified that such amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     4. The amendment to the Certificate of Incorporation of the Corporation referred to therein was not duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware because a majority of the outstanding stock entitled to vote thereon had not been not voted in favor of such amendment. Therefore, the Certificate of Amendment is an inaccurate record of the corporate action referred to therein.

     5. The Certificate of Amendment was erroneously filed with the Secretary of State of the State of Delaware. The Certificate of Amendment shall be declared null and void.

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     GateField Corporation has caused this Certificate of Correction of
Certificate of Amendment of Certificate of Incorporation to be signed by Douglas E. Klint, its authorized officer, this 6th day of November, 1997.

                                        By: /s/ Douglas E. Klint
                                            ------------------------------
                                            Douglas E. Klint
                                            Vice President, Secretary and
                                            General Counsel